Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 22, 2025
Registration Statement Nos. 333-281727 and 333-281727-01

*FULL PRICING DETAILS* $1.759B+ Toyota Prime Auto Loan (TAOT 2025-A)
Joint Leads: TD (str), Citi, Lloyds, Scotia, SG
Co-Manager: HSBC

ANTICIPATED CAPITAL STRUCTURE
Size ($mm)
CLS	Total	Offered	WAL	M/F	P.WIN	E.FIN	L.FIN	BMRK	SPRD	YLD%	CPN%	$PX
A-1	412.000	391.400	0.20	P-1/F1+	01-06	07/15/25	01/15/26	I-CRV	+9	4.412	4.412	100.00000
A-2A	378.950	360.002	1.01	Aaa/AAA	06-20	09/15/26	11/15/27	I-CRV	+33	4.527	4.480	99.99536
A-2B	273.450	259.777	1.01	Aaa/AAA	06-20	09/15/26	11/15/27	SOFR30A	+33		FRN	100.00000
A-3	656.100	623.295	2.37	Aaa/AAA	20-41	06/15/28	08/15/29	I-CRV	+37	4.687	4.640	99.99599
A-4	132.000	125.400	3.67	Aaa/AAA	41-47	12/15/28	05/15/30	I-CRV	+43	4.809	4.760	99.99510
B	47.500					<NOT OFFERED>

TRANSACTION DETAILS
Offering Size: $1.759B+
Registration: SEC Registered
Bloomberg Ticker: TAOT 2025-A
Bloomberg SSAP: TAOT25A
Expected Ratings: Moody's/Fitch
Expected Pricing: Priced
Expected Settle: January 29, 2025 (T+5)
First Payment Date: February 18, 2025
Pricing Speed: 1.3% ABS to 5% Call
Minimum Denoms: $1k x $1k
ERISA Eligible: Yes
RR Compliance: US-Yes; EU-No; UK-No
Bill & Deliver: TD Securities

AVAILABLE MATERIALS
Preliminary Prospectus, FWP: Attached
IntexNet/CDI: Attached
> Dealname: tdabstoyot25a1_90
> Password: A663

CUSIPs
A-1: 89240JAA9
A-2A: 89240JAB7
A-2B: 89240JAC5
A-3: 89240JAD3
A-4: 89240JAE1

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.